Exhibit 99.1

Capstone Companies, Inc. Receives $750,000 Credit Line from Management Members

DEERFIELD BEACH, FL, January 5, 2021 – Capstone Companies, Inc. (OTC: CAPC) (“Capstone” or the “Company”), a designer, manufacturer and marketer of consumer inspired products that bridge technological innovations with today’s lifestyle, announced today that two members of management have extended a $750,000 working capital unsecured credit line to the Company.  Interest on any money advanced under this loan accrues simple annual interest of one percent (1%).  Principal and accrued interest are due in a single balloon payment at maturity date, which is June 30, 2021, but the maturity date can be extended to December 31, 2021 at option of the Company.  The lenders are Stewart Wallach, Company’s Chief Executive Officer and Director, and Jeffrey Postal, a Company Director.  Both Mr. Wallach and Mr. Postal have made short-term working capital loans to the Company in the past.
“Capstone believes that its upcoming Smart Mirror product line has potential in the residential market as an affordable interactive, internet-connected device and in replacing the Company’s traditional LED lighting as the primary product line in 2021.  The credit line is evidence of management’s confidence in that future,” said Stewart Wallach, Company’ Chief Executive Officer.
The Company was unsuccessful in 2020 in obtaining a firm commitment for working capital financing on commercially reasonable terms and conditions from traditional and non-traditional lending sources. Due to the impact of Coronavirus/COVID-19 pandemic and the decreasing revenues of the Company’s core LED lighting products brought on by the imposed tariffs in 2019, and the new Smart Mirror product line not scheduled for rollout until 2021 as a replacement revenue source, the Company projects that it will need the working capital credit line for operational overhead from time to time in 2021.

Under the loan agreement for the credit line, Mr. Wallach and Mr. Postal have each received 7,500 shares of Company Series B-1 Convertible Preferred Stock, $0.0001 par value, (“Series B Stock”), which shares of Series B Stock are consideration for making an unsecured and low interest credit line to the Company and have no voting rights but are convertible at option of holder into shares of Company Common Stock, $0.0001 par value, at a conversion ratio of 66.66 to 1.  Series B Stock also converts into shares of Common Stock in the event of a merger or similar transaction. A Lender may also convert unpaid principal and interest accrued thereon to shares of Common Stock at 9 cents per share.  The loan agreement provides piggyback registration rights for any shares of Common Stock issued upon conversion of the Series B Stock.  Mr. Wallach and Mr. Postal both own more than 19% of issued shares of Company Common Stock.

About Capstone Companies, Inc.
Capstone Companies, Inc. is a public holding company that engages, through its wholly owned subsidiaries, Capstone Industries, Inc., Capstone Lighting Technologies, LLC, and Capstone International HK, Ltd., in the development, manufacturing and marketing of consumer products to retail channels throughout North America and certain international markets.
Visit our websites; www.capstonecompaniesinc.com for more information about the Company and www.capstoneindustries.com and www.capstoneconnected.com for information on our current product offerings.  Contents of referenced URL’s are not incorporated herein.

Forward Looking Statements. This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Company’s views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this press release and involve a number of risks and uncertainties, some beyond the Company’s control or ability to foresee, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including, including the impact of Coronavirus/COVID-19 pandemic on the Smart Mirror product line, any difficulty in marketing Company products in its target markets, competition in the market, and impact of evolving technologies in Smart Mirrors on Company’s prospects and products. Additional information that could lead to material changes in Company’s performance is contained in its filings with the Securities and Exchange Commission. Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of current information, future events or otherwise.

For more information, contact:
Company:
Aimee C. Brown
Corporate Secretary
(954) 252-3440, ext. 313